As filed with the Securities and Exchange Commission on June 14, 1996

                                                           REGISTRATION NO. 333-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                         STAR MULTI CARE SERVICES, INC.
             (Exact name of registrant as specified in its charter)

          New York                                              11-1975534
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

99 Railroad Station, Hicksville, New York                         11801
(Address of Principal Executive Offices)                        (Zip Code)

                             1992 STOCK OPTION PLAN
                             as amended and restated
                            (Full title of the plan)

                        Mr. William Fellerman, Secretary
                         Star Multi Care Services, Inc.
                               99 Railroad Station
                           Hicksville, New York 11801
                     (Name and address of agent for service)

                                 (516) 938-2016
          (Telephone number, including area code, of agent for service)

                                 with a copy to:

                              James Alterbaum, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 11801

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.


                         CALCULATION OF REGISTRATION FEE
- ---------------------------------------------------------------------------------------------
                                            PROPOSED      PROPOSED
TITLE OF                                    MAXIMUM       MAXIMUM
EACH CLASS               AMOUNT             OFFERING      AGGREGATE              AMOUNT OF
OF SECURITIES            TO BE              PRICE PER     OFFERING               REGISTRATION
TO BE REGISTERED         REGISTERED(1)      SHARE         PRICE                  FEE
- ---------------------------------------------------------------------------------------------
Common Stock, par
value $.001 per share     56,911 shares     $2.775  (2)   $  140,997.00 (2)      $ 48.62
                          16,854 shares     $3.5333 (2)   $   59,550.24 (2)      $ 20.54
                          15,900 shares     $3.5083 (2)   $   55,781.97 (2)      $ 19.24
                           6,996 shares     $6.6038 (2)   $   46,200.18 (2)      $ 15.93
                          21,200 shares     $5.8302 (2)   $  123,600.24 (2)      $ 42.62
                          30,000 shares     $6.25   (2)   $  187,500.00 (2)      $ 64.66
                          20,000 shares     $6.875  (2)   $  137,500.00 (2)      $ 47.42
                         169,219 shares     $7.0625 (3)   $1,195,109.10 (3)      $412.11
- ---------------------------------------------------------------------------------------------
Total                    337,080 shares                   $1,946,238.70          $671.14
- ---------------------------------------------------------------------------------------------

(1) The number of additional shares of Common Stock that were originally authorized for issuance under the 1992 Stock Option Plan was 200,000. This amount has been adjusted to reflect a three-for-two stock split in April 1994 and two 6% stock dividends in April 1995 and December 1995, respectively. Pursuant to Rule 416(b), there shall also be deemed covered hereby all additional securities resulting from anti-dilution adjustments under the 1992 Stock Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(h), the exercise price of presently outstanding options. Adjusted to reflect a three-for-two stock split in April 1994 and two 6% stock dividends in April 1995 and December 1995, respectively.

(3) Estimated solely for the purpose of calculating the registration fee on the basis of, pursuant to Rule 457(c), the average of the high and low sales prices per share of the registrant's Common Stock on the National Association of Securities Dealers Automated Quotation System on June 10, 1996.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents heretofore filed by the Company with the Securities and Exchange Commission (File No. 1-10751) pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act") are incorporated herein by reference:

        (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995;

        (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended August 31, 1995, November 30, 1995 and February 29, 1995; and

        (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on April 15, 1991, including any amendment or report filed for the purpose of updating such descriptions.

        All documents filed subsequent to the date of this Registration Statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a) Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws of the corporation or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

        (b) The Company's Certificate of Incorporation provides in Article Twelfth as follows:

        TWELFTH: To the fullest extent now or hereafter provided for or permitted by law, no director of the Company shall be personally liable to the Company or its shareholders for damages for any breach of duty in such capacity. Neither the amendment or repeal of this Article Twelfth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Twelfth, shall eliminate or reduce the protection by this Article Twelfth to a director of the Company in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article Twelfth would have accrued or arisen, prior to such amendment, repeal or adoption.

        (c) Article X of the Company's By-Laws provides, in general, that the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred in connection with the defense of or as a result of such action or proceeding or in connection with any appeal thereof. Indemnification is not available under Article X if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

        (d) Pursuant to By-law Article X, the Company has entered into indemnification agreements with certain of its directors and officers providing for the indemnification of such directors and officers in derivative actions, as well as with respect to third party actions. The NYBCL mandates indemnification in derivative actions if the officer or director has been successful, on the merits or otherwise, in the defense of the action. The indemnification agreements, as well as Section 722 of the NYBCL, do not permit indemnification in derivative actions for (a) proceedings which are settled or otherwise disposed of or (b) claims to which a person has been adjudged to be liable, unless court approved. However, in reliance on Section 721 of the NYBCL, which provides that the statutory indemnification provisions are not exclusive of other rights which may be provided to an officer or director seeking indemnification, By-law Article X also extends the right of indemnification to settlements and unsuccessful defenses of derivative actions without the necessity of a court determination provided the person seeking indemnification meets the standard described in the preceding paragraph. The Company is not aware of any judicial determination as to whether indemnification provisions such as those related to derivative actions in By-Law Article X (which, by their terms, exceed the scope of NYBCL Section 722 but where the standard of conduct set forth in NYBCL Section 721 has been met) are enforceable pursuant to such nonexclusivity provision.

        (e) By-law Article X, like the indemnification agreements, provides that the expenses incurred in defending any action to which a director or officer may be entitled to indemnification shall be advanced by the Company prior to the final disposition of the action as long as the indemnitee undertakes to repay such advances if required by law. The Company has been advised that the NYBCL currently requires that an officer or director undertake to repay such advances to the extent they exceed the amount to which the officer or director ultimately is entitled. The period of time within which the Company is to advance expenses is fifteen days after request; the time period within which the Company is to provide indemnification after request is thirty days.

        (f) By-law Article X, which by its terms is not the exclusive basis for granting rights to indemnification or advancement of expenses, establishes procedures for processing indemnification requests, confirms the authority of the Company to maintain indemnification insurance and prohibits the repeal of By-law Article X retroactively. By-law Article X also provides that it applies, to the fullest extent permitted by law, to acts or omissions occurring prior to its adoption. By-law Article X further stipulates that the rights granted therein are contractual in nature, which is meant to prevent any retroactive denial or reduction of indemnification if By-law Article X is later amended.

        (g) Under By-law Article X, the Board of Directors is permitted, to the fullest extent permitted by law, to establish an appropriate scope of and procedure for the indemnification of, and advancement of expenses to, employees and other persons to whom the Company is permitted to provide indemnification or advancement of expenses.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number               Description
- ------               -----------

4.01        Certificate of Incorporation filed April 25, 1961.**

4.02 Certificate of Amendment to Certificate of Incorporation filed February 22, 1989.**

4.03 Certificate of Amendment to Certificate of Incorporation filed December 4, 1990.**

4.04 Certificate of Amendment to Certificate of Incorporation filed February 3, 1994. (Incorporated by reference to Exhibit 3 (d) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

4.05        Certificate  of  Change  filed  March  2,  1995.   (Incorporated  by
            reference to Exhibit 3(e) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995.)

4.06        By-Laws,  as amended on November  18, 1992 and  September  13, 1993.
            (Incorporated by reference to Exhibit 3 (e) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

5.01 Opinion of Parker Chapin Flattau & Klimpl, LLP, counsel to the registrant, as to the legality of the Common Stock being offered.*

23.01       Consent of Holtz Rubenstein & Co., LLP.*

23.02       Consent of Parker Chapin Flattau & Klimpl, LLP (contained in Exhibit
            5.01).

99.01 1992 Stock Option Plan, as amended and restated (Incorporated by reference to Exhibit 10(h) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.)

99.02 Amendment No. 1 to 1992 Stock Option Plan (Incorporated by reference to Exhibit 10(z) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 29, 1996.

- --------------
*       Filed herewith.
** Incorporated by reference to the Company's Registration Statement on Form S-18 dated May 14, 1991. (Registration No. 33-39697-NY)

ITEM 9. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, State of New York, on the 14th day of June, 1996.

                                     STAR MULTI CARE SERVICES, INC.



                                     By:
                                         Stephen Sternbach
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


       SIGNATURE                  TITLE                         DATE
       ---------                  -----                         ----

 /s/ Stephen Sternbach
- ----------------------   Chairman of the Board of           June 14, 1996
 Stephen Sternbach       Directors, President and Chief
                         Executive Officer
                         (Principal Executive Officer)


 /s/ William Fellerman
- ----------------------   Chief Financial Officer,           June 14, 1996
 William Fellerman       Secretary, Treasurer, and
                         Director (Principal Financial
                         and Accounting Officer)


 /s/ John P. Innes, II
- ----------------------   Director                           June 14, 1996
 John P. Innes, II


 /s/ Matthew Solof
- ----------------------   Director                           June 14, 1996
 Matthew Solof


 /s/ Charles Berdan
- ----------------------   Director                           June 14, 1996
 Charles Berdan